AMENDED AND RESTATED VOLUNTARY WAIVER RECOUPMENT AGREEMENT

This AMENDED AND RESTATED VOLUNTARY WAIVER RECOUPMENT AGREEMENT (the “Agreement”) is made as of the 4th day of June, 2019, by and between SUNAMERICA SERIES, INC., a Maryland corporation (the “Corporation”) and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser serves as the investment adviser to each series of the Corporation (each, a “Fund” and collectively, the “Funds”), pursuant to an Investment Advisory and Management Agreement, dated as of January 1, 1999, (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”); and

WHEREAS, with respect to certain Funds, the Adviser is currently voluntarily waiving its fees and/or reimbursing expenses for the Funds to the extent necessary to cap the annual fund operating expenses of the Funds at certain levels; and

WHEREAS, the Corporation and the Adviser entered into a Voluntary Waiver Recoupment Agreement, dated as of June 15, 2011 (the “Voluntary Waiver Recoupment Agreement”), whereby any voluntary fee waivers and/or expense reimbursements made by the Adviser with respect to a Fund are subject to recoupment by the Adviser from the Fund, in accordance with the provisions set forth in the Voluntary Waiver Recoupment Agreement; and

WHEREAS, the Corporation, on behalf of the Funds, and the Adviser desire to amend and restate the Voluntary Waiver Recoupment Agreement in order to: (i) amend the terms and conditions under which the Adviser is entitled to reimbursement from the Funds under paragraphs 1 and 3, and (ii) make certain non-material changes.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

With respect to the Funds identified on Exhibit A to this Agreement, the Adviser hereby retains the right to receive reimbursements of, and the Corporation on behalf of each respective Fund hereby agrees to reimburse, voluntary reductions of the fees paid to the Adviser under the Advisory Agreement and the expenses voluntarily paid by the Adviser or reimbursed by it with respect to the respective Funds, for a period of two years after the occurrence of any such waiver and/or reimbursement; provided, however, that such payment by a Fund to the Adviser shall not be made if it would cause the annual fund operating expenses of a Fund or class thereof to exceed the lesser of (a) the expense cap level(s) in effect at the time the waiver and/or reimbursement occurred, or (b) the expense cap level(s) in Exhibit A to this Agreement. Annual fund operating expenses shall not include extraordinary expenses (i.e., expenses that are unusual in nature and infrequent in occurrence, such as litigation), or acquired fund fees and expenses, brokerage commissions and other transactional expenses relating to the purchase and sale of portfolio securities, interest, taxes and governmental fees, and other expenses not incurred in the ordinary course of the Corporation’s business on behalf of a Fund. Exhibit A to this Agreement may be amended from time to time to reflect the termination and/or modification of any waivers/reimbursements with respect to a Fund’s classes.

2.

This Agreement shall be effective as of the date first written above, including as to any amounts waived and/or reimbursed by the Adviser in the preceding two years, and shall continue in effect indefinitely with respect to a Fund unless terminated by the Adviser or the Board of Directors of the Corporation, including a majority of the Directors who are not “interested persons” of the Corporation, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. Termination of this Agreement with respect to any one Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

3.

It is understood and agreed that any voluntary waivers and/or reimbursements made by the Adviser in connection with a Fund may be terminated at any time at the option of the Adviser, and that this Agreement shall not impose any obligation on the Adviser to waive fees and/or reimburse expenses of the Fund. To the extent the Adviser ceases its voluntary fee waivers and/or expense reimbursements with respect to a Fund, the Adviser will continue to be entitled under this Agreement to receive reimbursements of amounts already waived and/or reimbursed under Section 1, provided that such amounts are paid to the Adviser in accordance with the provisions of Section 1.

4.	The provisions of this Agreement are severable with respect to each Fund.

5.	This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

6.	This Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

SUNAMERICA SERIES, INC., on behalf of AIG Active Allocation Fund and AIG Multi-Asset Allocation Fund

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Gregory N. Bressler
Name: Gregory N. Bressler
Title: Senior Vice President, General Counsel and Assistant Secretary

Exhibit A

Voluntary Expense Caps

ANNUAL FUND OPERATING EXPENSES

(as a percentage of average daily net assets)

Fund	Class A	Class B	Class C
AIG Active Allocation Fund	0.25%	0.90%	0.90%

AIG Multi-Asset Allocation Fund	0.25%	0.90%	0.90%